Exhibit 99.2

VBI Vaccines Announces Data from VBI-1901 Presented at AACR 2020: Partial Response Observed, Promising Biomarker Strategy Identified

-	Confirmed durable partial response with recurrent GBM tumor reduction of more than 50%
-	Normal baseline CD4+/CD8+ T cell ratio identified as potentially predictive biomarker associated with tumor responses
-	AACR data support further clinical development – exploring registrational study, expected to initiate 2021

CAMBRIDGE, Mass. (June 22, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”) a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that updated Part B data from its ongoing Phase 1/2a study of VBI-1901, the company’s cancer vaccine immunotherapeutic candidate, in recurrent glioblastoma (GBM) patients is being presented in an e-poster at the 2020 American Association for Cancer Research (AACR) Virtual Annual Meeting II, June 22-24, 2020.

Emerging data from the ongoing Phase 1/2a study suggest that patients with a normal baseline CD4+/CD8+ T cell ratio may be more likely to experience delayed progression or tumor reduction, reflected as a tumor response. Five out of the six tumor responses seen to-date, including a recently confirmed partial response (PR), defined as a tumor reduction of more than 50% per the Response Assessment in Neuro-Oncology (RANO) criteria, suggest that the biomarker may predict patients most likely to respond to, and derive clinical benefit from, treatment with VBI-1901. Based on the data seen to-date, VBI is exploring a randomized, controlled, registrational clinical study for the next phase of development, which, subject to approval from regulatory bodies, could begin in 2021. In parallel, enrollment in the Phase 1/2a Part B study arm of VBI-1901 in combination with GSK’s AS01B adjuvant systems continues, with immunologic and tumor data expected in Q4 2020.

“The identification of the CD4+/CD8+ T cell ratio as a potentially-predictive biomarker and a recently confirmed partial response are more promising developments in what has, to-date, been an encouraging Phase 1/2a clinical study of VBI-1901,” said David E. Anderson, Ph.D., VBI’s Chief Scientific Officer. “The CD4+/CD8+ ratio may reflect the immunologic fitness of CD4+ T cells in recurrent GBM patients and may be used in the next phase of clinical development to help identify patients most likely to respond to VBI-1901. Importantly, testing of the CD4+/CD8+ T cell ratio in this biomarker strategy would use a common assay that could be widely implemented throughout treatment settings. We are working diligently to advance an effective and accessible treatment for GBM patients, who currently have few options available.”

A webcast of Dr. Anderson discussing this data with Allen Waziri, M.D., CEO and Co-Founder, iCE Neurosystems, Former Director of the Brain Tumor Program at Inova Neuroscience Institute, and member of VBI’s GBM/Immuno-Oncology Scientific and Clinical Advisory Board, can be found here: https://www.vbivaccines.com/wire/aacr-2020-data/.

The e-poster is available on the “Events/Presentations” page in the “Investors” section of the VBI Vaccines website.

Highlights from the ongoing Phase 1/2a study of VBI-1901 in recurrent GBM patients:

●	Safety:

○	VBI-1901 continues to be well-tolerated with no vaccine-related safety signals observed at any dose

●	Immunogenicity:

○	In Part A, 12-month overall survival (OS) rate of 83% in vaccine responders (n=6) vs. 33% in non-responders (n=9)

○	Vaccine responders saw a 6.25-month improvement in median OS (14.0 months) vs. non-responders (7.75 months)

○	In both Part A and B of the study, tumor responses have been observed in 6 patients: 5 stable disease (SD) and 1 recently confirmed PR, which was previously reported as SD in November 2019

●	CD4+/CD8+ ratio biomarker:

○	A normal CD4+/CD8+ T cell ratio present at baseline has been identified as a potentially predictive biomarker correlated with tumor response

○	CD4+ effector memory cells (Tem), a component of this baseline biomarker, are the dominant subset of T cells that are known to depart from the blood and traffic to the tumor microenvironment

○	Patients with tumor responses have shown dynamic loss and boosting of these T cells, which may indicate that the T cells are trafficking to the tumor tissue

About the Phase 1/2a Study Design

VBI’s two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in up to 38 patients with recurrent GBM:

●	Phase 1 (Part A)

●	Dose-escalation phase that defined the safety, tolerability, and optimal dose level of VBI-1901 adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF) in recurrent GBM patients with any number of prior recurrences.

●	This phase enrolled 18 recurrent GBM patients across three dose cohorts of VBI-1901: 0.4 µg, 2.0 µg, and 10.0 µg.

●	Enrollment completed in December 2018.

●	Phase 2a (Part B)

●	Subsequent extension of the optimal dose level, 10.0 µg, as defined in the Part A dose escalation phase.

●	This phase is a two-arm study, enrolling 10 first-recurrent GBM patients in each arm, assessing 10.0 µg of VBI-1901 in combination with either GM-CSF or GSK’s proprietary AS01Badjuvant system as immunomodulatory adjuvants.

●	Enrollment of the 10 patients in the GM-CSF arm is complete. Enrollment of the 10 patients in the AS01B arm is ongoing.

VBI-1901 is administered intradermally when adjuvanted with GM-CSF and intramuscularly when adjuvanted with the AS01B adjuvant system. Patients in both phases of the study receive the vaccine immunotherapeutic every four weeks until tumor progression.

Per the Response Assessment in Neuro-Oncology (RANO) criteria – an international working group that was created to benchmark brain tumor response – a partial response (PR) is defined as a greater than 50% reduction in the sum of products of perpendicular diameters of all measurable enhancing lesions compared with the baseline, sustained for at least four weeks, with no new lesions or clinical progression of disease.

About VBI-1901 and GBM

VBI-1901 is a novel cancer vaccine immunotherapeutic candidate developed using VBI’s enveloped virus-like particle (eVLP) technology to target two highly immunogenic cytomegalovirus (CMV) antigens, gB and pp65. Scientific literature suggests CMV infection is prevalent in multiple solid tumors, including glioblastoma (GBM). GBM is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel, and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the recent COVID-19 outbreak on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com